Exhibit (9)

          [MBL Life Assurance Corporation Letterhead]


                         April 23, 1997


MBL Life Assurance Corporation
520 Broad Street
Newark, NJ  07102-3111


Gentlemen:

  This opinion is furnished in connection with the Registration Statement, File No. 333-01161 of MBL Variable Contract Account-2 (the "Variable Contract Account") under the Securities Act of 1933, as amended (the "Act"), relating to units of interest ("Units") in the Variable Contract Account under Group Tax-Qualified and Non-Qualified Variable Annuity Contracts (the "Contracts") assumed by MBL Life Assurance Corporation ("MBL Life"). The Contracts are designed to provide retirement payments and other benefits for persons covered under plans qualified for Federal income tax advantages under Section 401, 403, 408 or 457 of the Internal Revenue Code of 1986, as amended, and for persons covered under payroll deduction and other non-qualified plans. The securities are offered in the manner described in the Registration Statement.

  I have examined or caused to be examined all relevant corporate records of MBL Life and such laws as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

      1. MBL Life is a corporation duly organized and validly existing under the laws of the State of New Jersey.

      2. The Variable Contract Account was originally established pursuant to a resolution of the Board of Directors of The Mutual Benefit Life Insurance Company
      ("Mutual Benefit Life") and in accordance with the provisions of New Jersey Insurance Law.

         On July 16, 1991, the Superior Court of New Jersey entered an Order appointing the Insurance Commissioner of the State of New Jersey as Rehabilitator of Mutual Benefit Life, thereby granting the Rehabilitator immediate exclusive possession and control of, and title to, the business and assets of Mutual Benefit Life, including those of the Variable Contract Account.

         Pursuant to the terms and conditions of the Plan of Rehabilitation submitted by the Insurance Commissioner and approved by the Superior Court, and pursuant to a resolution of the Board of Directors of MBL Life, the assets and liabilities of the Variable Contract Account were transferred by Mutual Benefit Life to a separate account of MBL Life.

      3. The assets of the Variable Contract Account are the property of MBL Life and are held separately from all other assets of MBL Life. Under New Jersey law, any income, gains and losses, whether realized or not, from the Variable Contract Account's investment operations must be credited to or charged against the Variable Contract Account without regard to any other income, gains or losses of MBL Life. MBL Life maintains the assets of the Variable Contract Account in an amount at least equal to the amount required for MBL Life to meet its obligations under the Contracts, as determined at least once each year. Annuity payments, when based on the investment experience of the Variable Contract Account, will vary with the performance of the Variable Contract Account.

      4. The New Jersey Insurance Law provides that to the extent provided in the applicable contract or contracts, assets held in a Variable Contract Account shall not be chargeable with liabilities arising out of any other business of an insurance company, but makes no explicit provision as to whether or not the assets of a Variable Contract Account are as a matter of law absolutely insulated from the claims of other policyholders or creditors of the insurance company. Accordingly, no representation can be made that, in all possible contingencies, the assets held in the Variable Contract Account cannot, as a matter of law, be subject to such claims. However, it is my opinion that any such claims could be made only upon insolvency of MBL Life, in which event equitable principles would be applied by the Commissioner of Banking and Insurance of New Jersey or by a court dealing with any resulting liquidation or rehabilitation of MBL Life under New Jersey Insurance Law and should afford appropriate protection to Contract Holders participating in the Variable Contract Account.

      5. When executed, the Contracts, as amended, and the Units have been duly authorized and each of the Contracts (including any Units when duly credited thereunder) constitutes a validly issued and binding obligation of MBL Life in accordance with the terms of such Contracts. Individuals having an interest under a Contract are subject only to the deductions, charges and fees set forth in the Prospectus included in the Registration Statement, including any Amendments thereto.

        6. The discussion of tax matters set forth in the Prospectus included in the Registration Statement is an accurate summary of the effect of applicable Federal income tax laws, but no representation is made that such discussion is exhaustive or that it purports to cover all situations.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                           Very truly yours,
                           MBL LIFE ASSURANCE CORPORATION

                           By: FRANK D. CASCIANO
                               Frank D. Casciano
                               Executive Vice President and
                               General Counsel, and Secretary
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